Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial statements are based on the historical consolidated financial statements of Invitae, Singular Bio, Inc. (“Singular Bio”), Jungla, Inc. (“Jungla”), and ArcherDX, and are adjusted to give effect to the June 2019 acquisition of Singular Bio, the July 2019 acquisition of Jungla, as well as the October 2020 merger with ArcherDX, referred herein as the merger or the merger transactions, but do not adjust for non-significant acquisitions. In order to finance the merger, Invitae entered into a Credit Agreement and Guaranty (the “debt financing”) and a Securities Purchase Agreement for the sale of shares of Invitae common stock (the “equity financing”), both of which closed at the same time as the merger.

The following unaudited pro forma condensed combined balance sheet as of September 30, 2020 is based on Invitae’s historical unaudited condensed consolidated balance sheet and ArcherDX’s unaudited condensed consolidated balance sheet as of September 30, 2020. The unaudited pro forma condensed combined balance sheet gives effect to the merger, debt financing, and equity financing (the “transactions”) as if each had occurred on September 30, 2020 and includes all adjustments that are directly attributable to the transactions and are factually supportable. The unaudited pro forma condensed combined balance sheet includes Singular Bio and Jungla financial information as both transactions were reflected in Invitae’s balance sheet at September 30, 2020, included in Invitae’s Quarterly Report on Form 10-Q filed with the SEC on November 5, 2020.

The following unaudited pro forma condensed combined statement of operations for the year ended December 31, 2019 combine the historical statement of operations of Invitae, ArcherDX, Singular Bio, and Jungla, adjusted to reflect Invitae’s acquisition of ArcherDX, Singular Bio, and Jungla as if they had occurred on January 1, 2019. The unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2020 combines the historical statements of operations of Invitae and ArcherDX, adjusted to reflect the transaction as if it occurred on January 1, 2019. Singular Bio and Jungla financial information are already reflected in Invitae’s statement of operations for the nine months ended September 30, 2020, included in Invitae’s Quarterly Report on Form 10-Q filed with the SEC on November 5, 2020.

The historical consolidated statements of operations have been adjusted in the unaudited pro forma condensed combined statements of operations to give effect to pro forma events that are: directly attributable to the acquisitions and transactions, factually supportable, and expected to have a continuing impact on the combined results following the acquisitions and transactions.

The unaudited pro forma condensed combined financial statements have been prepared for illustrative purposes only and are not intended to represent or be indicative of the consolidated financial results of operations in future periods or the results that actually would have been achieved if Invitae, Singular Bio, Jungla, and ArcherDX had been a combined company during the periods presented. The actual results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors. The unaudited pro forma condensed combined statement of operations does not reflect any operating efficiencies and/or cost savings that Invitae may achieve with respect to the combined companies.

These unaudited pro forma condensed combined financial statements should be read in conjunction with the following:

•

The historical audited consolidated financial statements of Invitae as of and for the year ended December 31, 2019 included in Invitae’s Annual Report on Form 10-K for the year ended December 31, 2019 filed with the SEC on March 2, 2020;

•

The historical unaudited consolidated financial statements of Invitae as of and for the nine months ended September 30, 2020 included in Invitae’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2020 filed with the SEC on November 5, 2020;

•	ArcherDX’s audited financial statements and notes thereto for the year ended December 31, 2019 and 2018 included as Exhibit 99.1 hereto;

•	ArcherDX’s unaudited financial statements and notes thereto for the nine months ended September 30, 2020 included as Exhibit 99.2 hereto;

•

Singular Bio’s financial statements and notes thereto for the three months ended March 31, 2019 included as Exhibit 99.2 to Amendment No. 1 to Invitae’s Current Report on Form 8-K filed August 28, 2019; and

•

Jungla’s financial statements and notes thereto for the three months ended March 31, 2019 included as Exhibit 99.2 to Amendment No. 1 to Invitae’s Current Report on Form 8-K filed with the SEC on September 27, 2019.

INVITAE CORPORATION

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF SEPTEMBER 30, 2020

(in thousands)

	Invitae Historical	ArcherDX Historical	Pro Forma Adjustments (Note 4)	Notes	Pro Forma Combined
Assets
Current assets:
Cash and cash equivalents	106,436	8,406	18,391	A, B, C, D	133,233
Marketable securities	254,848	—	—		254,848
Accounts receivable	27,328	16,701	—		44,029
Prepaid expenses and other current assets	26,492	19,762	4,320	A, B, E	50,574

Total current assets	415,104	44,869	22,711		482,684
Property and equipment, net	46,130	17,211	998	F	64,339
Operating lease assets	39,007	7,168	733	G	46,908
Restricted cash	6,685	—	—		6,685
Intangible assets, net	187,060	19,911	904,832	H	1,111,803
Goodwill	211,225	4,972	1,563,988	I	1,780,185
Other assets	7,961	878	—		8,839

Total assets	913,172	95,009	2,493,262		3,501,443
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	15,589	4,800	(673)	D	19,716
Accrued liabilities	77,986	17,490	2,889	D, K, L	98,365
Operating lease obligations	6,628	1,224	125	G	7,977
Finance lease obligations	1,237	—	—		1,237

Total current liabilities	101,440	23,514	2,341		127,295
Operating lease obligations, net of current portion	42,363	7,263	138	G	49,764
Finance lease obligations, net of current portion	1,834	—	—		1,834
Convertible senior notes, net	279,870	—	—		279,870
Debt	—	61,647	40,624	B, J	102,271
Deferred Tax Liability	10,250	—	38,839	M	49,089
Other long-term liabilities	60,864	92,744	840,249	J, K, L	993,857

Total liabilities	496,621	185,168	922,191		1,603,980
Convertible preferred stock	—	174,276	(174,276)	Q	—
Stockholders’ equity:
Common stock	13	67	(63)	A, O, Q	17
Accumulated other comprehensive loss	199	—	—		199
Additional paid-in capital	1,542,848	6,803	1,435,479	A, N, O, P, Q	2,985,130
Accumulated deficit	(1,126,509)	(271,305)	309,931	C, D, L, M, P, Q	(1,087,883)

Total stockholders’ equity	416,551	(264,435)	1,745,347		1,897,463

Total liabilities and stockholders’ equity	913,172	95,009	2,493,262		3,501,443

See accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Information

INVITAE CORPORATION

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2020

(in thousands, except per share data)

	Invitae Historical	ArcherDX Historical	Pro Forma Adjustments (Note 4)	Notes	Pro Forma Combined
Revenue:
Test revenue	175,503	33,093	—		208,596
Other revenue	3,664	14,542	—		18,206

Total revenue	179,167	47,635	—		226,802
Cost of test and other revenue	130,017	21,080	15,052	H, R	166,149
Research and development	168,433	55,865	3,228	F, G, R	227,526
Selling and marketing	119,440	15,538	3,787	F, G, H, R	138,765
General and administrative	81,966	102,552	(36,863)	D, F, G, H, J, R	147,655

Loss from operations	(320,689)	(147,400)	14,796		(453,293)
Other income (expense), net	(32,499)	(50,795)	(1,512)	J	(84,806)
Interest expense, net	(17,244)	(3,867)	(13,776)	B, J	(34,887)

Net loss before taxes	(370,432)	(202,062)	(492)		(572,986)
Income tax benefit	(2,600)	—	—		(2,600)

Net loss	(367,832)	(202,062)	(492)		(570,386)

Net loss per share, basic and diluted	$(3.08)	$(30.84)			$(3.44)

Shares used in computing net loss per share, basic and diluted	119,386	6,552	39,768	Q, S	165,706

See accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Information

INVITAE CORPORATION

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2019

(in thousands, except per share data)

	Invitae Historical	Singular Bio Pro Forma (Note 5)	Jungla Pro Forma (Note 6)	Invitae, Singular Bio and Jungla Pro Form Combined	ArcherDX Historical	Pro Forma Adjustments (Note 4)	Notes	Pro Forma Combined
Revenue:
Test revenue	212,473	—	—	212,473	26,332	—		238,805
Other revenue	4,351	—	—	4,351	24,234	—		28,585

Total revenue	216,824	—	—	216,824	50,565	—		267,390
Cost of test and other revenue	118,103	—	2,403	120,506	16,547	20,070	H, R	157,123
Research and development	141,526	(38,238)	358	103,647	34,172	6,545	F, G, R	144,364
Selling and marketing	122,237	—	—	122,237	15,428	5,317	F, G, H, R	142,982
General and administrative	79,070	(5,435)	(2,941)	70,694	21,643	18,881	F, G, H, J, R	111,218

Loss from operations	(244,112)	43,673	180	(200,260)	(37,225)	(50,813)		(288,297)
Other income (expense), net	(3,891)	26	—	(3,865)	(824)	1,552	J	(3,137)
Interest expense, net	(12,412)	3	—	(12,409)	(2,432)	(21,527)	B, J	(36,368)

Net loss before taxes	(260,415)	43,702	180	(216,533)	(40,481)	(70,788)		(327,802)
Income tax benefit	(18,450)	3,950	8,750	(5,750)	497	—		(5,253)

Net loss	(241,965)	39,752	(8,570)	(210,783)	(40,978)	(70,788)		(322,549)

Net loss per share, basic and diluted	$(2.66)			$(2.27)	$(6.39)			$(2.32)

Shares used in computing net loss per share, basic and diluted	90,859	1,160	735	92,754	6,415	39,905	Q, S	139,074

See accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Information

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1.	Merger of ArcherDX

In October 2020, we acquired 100% of the equity interest of ArcherDX, Inc., a privately held company specializing in precision oncology and genomic analysis, for approximately $2.6 billion in consideration, comprised of shares of Invitae common stock, Invitae stock option awards, additional shares of Invitae common stock to be issued in the future contingent upon the completion of certain milestones, and cash.

The merger is accounted for using the acquisition method of accounting in accordance with Accounting Standards Codification (“ASC”) 805 - Business Combinations. Under the acquisition method of accounting, the total purchase price of the merger is allocated to the tangible and identifiable intangible assets and liabilities assumed based on their relative fair values. The excess of the purchase price over the net assets is recorded as goodwill.

Per the terms of the merger agreement, 26.3 million shares of Invitae common stock were issued to ArcherDX stockholders with a fair value of $1.0 billion, based on the closing price of Invitae’s common stock on October 2, 2020 and discounted for the associated lock-up provision which limits the marketability of the share over a specified timeframe. The discount applied is based on our best estimate at this time, however, it is preliminary and is subject to change. Any changes in the discount could impact the fair value of the shares issued by an estimated two to three percent.

The merger agreement provides that a portion of the outstanding ArcherDX stock option awards are converted into the right to receive cash and the remaining portion is converted into an option to purchase Invitae common stock. ArcherDX option holders received a cash payout of $30.5 million with the remaining ArcherDX stock option awards converting into 3.7 million fully vested Invitae stock option awards with an estimated fair value of $147.3 million. Because the ArcherDX stock option awards that were outstanding and unvested prior to the merger have fully vested per the terms of the merger agreement, the acceleration of vesting required us to allocate the fair value of the consideration provided attributable to pre-combination service to the purchase price and the remaining amount accounted as post-combination expense. Based on these fair values at the closing date, $114.2 million of the consideration is recognized as nonrecurring compensation related to the acceleration of unvested equity, which will be recorded as general and administrative expense.

As part of the merger, Invitae may be required to pay an estimated fair value of $1.0 billion in additional consideration based on the achievement of certain milestones; a majority will be in the form of 26.8 million shares of Invitae common stock and the remainder in cash. The milestones relate to the submission to and approval from regulatory authorities related to certain technologies that ArcherDX is in the process of developing and the achievement of a cumulative revenue target related to an ArcherDX specific product. Invitae estimates that it is probable that all milestones will be achieved within approximately two years. In addition to achieving the milestones, certain legacy ArcherDX option holders are subject to continuing employment requirements, and therefore, an estimated $111.3 million will be recognized as post-close compensation expense over the period that the services are provided. If any option holders cease employment before any or all milestone achievement dates, their right to additional consideration is forfeited and the consideration is redistributed to the ArcherDX equity holders and remaining ArcherDX option holders. The amount recognized as post-close compensation expense is calculated based on the estimated number of shares issuable to ArcherDX option holders, including estimated forfeitures, and the closing share price of Invitae’s common stock. We estimate the milestone consideration issuable to ArcherDX equity holders and certain ArcherDX option holders, without a continuing employment requirement, to be $928.6 million and the cash portion to be $8.5 million. The fair value of the contingent consideration related to the submission to and approval from regulatory authorities is based on the estimated number of shares of Invitae common stock to be issued and the closing share price as of October 2, 2020, less a discount for the lock-up provision for shares expected to be issued during the lock-up period. The contingent consideration related to achievement of a cumulative revenue target is estimated using a Monte Carlo simulation. Of the $928.6 million, $917.1 million is included in the purchase price as contingent consideration and $11.5 million is recognized as nonrecurring compensation expense due to the acceleration of unvested ArcherDX option awards. The material factors that may impact the fair value of the post-close compensation expense and the contingent consideration are (i) the estimated forfeiture rate, (ii) stock volatility assumptions used in the Monte Carlo simulation, (iii) the probabilities and timing of achievement used to estimate the fair value, and (iv) the discount rate applied to the purchase price for the lack of marketability of equity transferred during the lock-up period. Significant changes in any of these factors could result in significant changes in the fair value.

The estimated purchase price and post-combination expense for the merger is as follows (in millions):

	Purchase Price	Nonrecurring Compensation Expense	Post-Close Compensation Expense	Total
Cash consideration	$337.3	$23.2	—	$360.5
Liabilities incurred	925.6	11.5	111.3	1,048.4
Equity consideration	1,060.6	91.0	—	1,151.6

Total	2,323.5	125.7	111.3	2,560.5

The following table provides the estimated pro forma purchase price allocation (in millions):

Cash and cash equivalents	$8.4
Accounts receivable	16.7
Prepaids and other current assets	24.6
Property and equipment, net	18.2
Operating lease assets	7.9
Finite life intangible assets	271.5
Indefinite life intangible assets	653.3
Other assets	0.9

Total identifiable assets	1,001.5
Accounts payable	(4.8)
Accrued liabilities	(17.6)
Operating lease obligations (current)	(1.4)
Operating lease obligations, net of current portion	(7.4)
Deferred tax liability	(215.8)

Total liabilities	(247.0)

Net identifiable assets acquired	754.5

Goodwill	$1,569.0

Our purchase price allocation for the merger is preliminary and subject to revision as additional information about fair value of assets and liabilities and the discount rate for the lack of marketability becomes available. Additional information that existed as of the closing date but at the time was unknown to us may become known to us during the remainder of the measurement period, a period not to exceed 12 months from the closing date.

To produce the unaudited pro forma financial information, we adjusted ArcherDX’s assets and liabilities to their estimated fair values. We have engaged a third-party valuation company to complete the valuation of the ArcherDX assets acquired and liabilities assumed. However, we have not completed the detailed valuation work necessary to arrive at the required final estimates of the fair value of the ArcherDX assets to be acquired and the liabilities to be assumed and the related allocation of the purchase price. The primary areas that are not yet finalized are related to certain income tax items, inventory, deferred revenue, intangible assets, property and equipment, working capital adjustments as defined in the merger agreement, amortization and depreciation lives, and goodwill. The preliminary purchase price allocation was based on an initial analysis. Any increases or decreases in the fair value of relevant statement of financial position amounts will result in adjustments to the statement of financial position and/or statements of operations until the purchase price allocation is finalized. There can be no assurance that such finalization will not result in material changes from the preliminary purchase price allocation included in the accompanying unaudited pro forma condensed combined financial statements. Accordingly, adjustments will be made to the values of the assets acquired and liabilities assumed as additional information is obtained about the facts and circumstances that existed at the valuation date.

Goodwill represents the excess of the purchase price over the fair value of the net tangible and intangible assets acquired. Goodwill recorded as part of the merger consists of the future economic benefits not related to an identifiable asset. Rather, it represents the anticipated benefits of synergies created through the merger, and the use of both companies’ technologies and complementary workforces in tandem to create other types of testing apart from what currently exists or is currently in development.

2.	ArcherDX Accounting Policies Historical Financial Statement Reclassification

ArcherDX’s historical audited and unaudited consolidated financial statements were prepared in accordance with U.S. GAAP. Invitae performed certain procedures for the purposes of identifying material differences in significant accounting policies between Invitae and ArcherDX, and any accounting adjustments that would be required in connection with adopting uniform policies. These procedures included a review of ArcherDX’s significant accounting policies and discussion with ArcherDX management. To date, no differences in the accounting policies that will result in material adjustments to Invitae’s consolidated financial statements have been identified.

Additionally, the historical consolidated statements of operations of ArcherDX presented herein have been adjusted to present ArcherDX’s (i) historical revenue and costs of revenue as test revenue and other revenue based on the underlying transactions, and (ii) aggregating contingent consideration expense into general and administrative expense as it was presented as a separate financial statement line item by ArcherDX. Further, the historical consolidated balance sheet of ArcherDX presented herein has been adjusted by condensing certain line items including: (i) inventory into other current assets, and (ii) accrued expenses, accrued compensation, other current liabilities and deferred revenue into accrued liabilities.

3.	Financing Transactions

In connection with the merger and as a condition under the merger agreement, Invitae entered into a Credit Agreement and Guaranty with Perceptive Credit Holdings III, LP (“lender”) and we issued a note for $135.0 million (the “debt financing”). The funds from the facility were used (i) to finance the merger in part, (ii) to pay fees, costs and expenses related to the facility, the merger, and the equity financing (discussed below), and (iii) for other general working capital purposes. As part of the facility, Invitae issued a warrant to the lender which is immediately exercisable into 1 million shares of Invitae common stock with a seven-year exercise period. On October 21, 2020, the lender exercised the warrant and net settled for 666,872 shares of Invitae common stock.

In addition, Invitae closed on the Securities Purchase Agreement with the investors named therein pursuant to which Invitae issued 16.3 million shares of common stock at a price of $16.85 per share (the “equity financing”). The proceeds from the equity financing were used in part to finance the merger.

4.	Pro Forma Adjustments related to the Merger of ArcherDX

The adjustments included in the unaudited pro forma condensed combined financial statements are as follows:

A.

To reflect the net cash generated of $263.7 million, net of closing costs of $11.3 million, the reclassification of $0.02 million in deferred issuance costs from prepaid expenses and other current assets to APIC, and the related issuance of 16.3 million shares for the equity financing.

B.

To reflect the net cash received and related obligation under the debt financing. The net cash impact of $129.8 million includes debt issuance costs paid at closing of $5.2 million. As the debt financing included the issuance of a warrant to the lender, the proceeds are allocated to the facility and the warrant based on a relative fair value method and $108 million was allocated to the facility, resulting in a debt discount of $27 million. Therefore, the obligation to pay $135 million includes a reduction for the debt discount and the debt issuance costs paid at closing, Additionally, $0.5 million in deferred issuance costs were reclassified from prepaid expenses and other current assets and reflected as a reduction to the obligation. The liability is classified as a noncurrent liability as payment is not due until June 2024.

To also reflect additional interest expense from the debt financing, including amortization of the debt discount and the debt issuance costs, for the nine months ended September 30, 2020 and year ended December 31, 2019 as if the financing had occurred on January 1, 2019. Interest expense has been adjusted as follows (in millions, except interest rates):

	Nine months ended September 30, 2020	Year ended December 31, 2019
Principal amount	$135.0	$135.0
Effective interest rate	18%	18%
Interest on principal	10.9	15.0
Amortization of debt discount and issuance costs	6.9	9.1
Total interest expense	$17.7	$24.1

C.

To reflect the cash paid to ArcherDX equity holders of $360.5 million and the accumulated deficit impact of $23.3 million for the non-recurring post-close compensation expense related to the accelerated vesting of ArcherDX equity awards and cash bonuses paid to ArcherDX employees at the closing date.

D.

To adjust for the nonrecurring transaction expenses incurred by Invitae and ArcherDX through the close of the merger. The transaction expenses incurred by Invitae of $6.5 million and by ArcherDX of $4.6 million for the nine months ended September 30, 2020 are eliminated in the pro forma condensed combined statement of operations as an adjustment to general and administrative expense. The nonrecurring transaction expenses incurred by Invitae not reflected in the pro forma condensed combined balance sheet are recorded as an adjustment to accumulated deficit and cash for $12.6 million. The nonrecurring expenses incurred by Invitae and ArcherDX prior to September 30, 2020 are reflected as an elimination from accounts payable for $0.7 million and accrued expenses of $1.3 million and as a reduction to cash for $2.0 million.

Costs associated with ArcherDX’s proposed initial public offering of $3.0 million incurred by ArcherDX for the nine months ended September 30, 2020 are also eliminated as an adjustment to general and administrative expense.

E.

To reflect the fair value adjustment of $4.8 million related to the inventory acquired including finished goods and work in progress (“WIP”). The estimated fair value of the inventory is determined using a top-down approach, which starts with the estimated selling price of the inventory on hand reduced for the estimated costs to complete (specific to WIP) and costs of disposal, the related estimated profit for the costs to complete and disposal, as well as estimated holding costs. Management did not include an adjustment to the pro forma condensed combined statement of operations, as any impact would be short-term in nature based on ArcherDX’s historical inventory turnover rate and is considered nonrecurring and would have been recorded in the subsequent year.

F.

To reflect the fair value adjustment of $1.0 million for the property and equipment acquired. The estimated fair value is determined using a cost approach based on the net book value of each asset class adjusted for (i) the current market replacement cost, (ii) the physical and technology differences of the property and equipment, and (iii) the estimated accumulated depreciation as if replacement cost was applied at the original purchase date.

The following table summarizes the estimated fair values for each asset class, the remaining estimated useful life, and the impact to depreciation reflected in the pro forma condensed combined statements of operations (in millions):

	Fair Value	Remaining Estimated Useful Life in Years	Nine months ended September 30, 2020	Year ended December 31, 2019
Furniture and fixtures	$0.6	6	$0.1	$0.1
Computer equipment	0.1	2	0.0	0.1
Lab test equipment	12.3	4	2.4	3.1
Manufacturing equipment	0.8	4	0.1	0.2
Leasehold improvements	1.3	4	0.2	0.3
Computer software	0.2	3	0.1	0.1
Construction in progress	1.8	n/a	n/a	n/a

Total	$17.1		$2.9	$3.9

Historical depreciation expense			2.9	1.7

Pro forma adjustment			$0.0	$2.2

The increase in fair value is not expected to significantly impact depreciation expense for the nine months ended September 30, 2020, but it is expected to increase depreciation expense by $2.2 million for the year ended December 31, 2019 which was recorded to general and administrative, research and development, and selling and marketing based on ArcherDX’s historical expense allocation.

G.

To adjust the right-of-use assets and lease liabilities for leases acquired as part of the merger. Invitae calculated the lease liability of $8.8 million based on the remaining lease payments as of the closing date discounted using Invitae’s discount rate and presented as current and noncurrent based on the timing of subsequent payments. The right of use asset of $7.9 million is calculated based on the lease liability less lease incentives and the tenant improvement allowance to be received post-close. Based on Invitae’s policy, no short-term leases are recognized on the pro forma condensed combined balance sheet.

The related rent expense is also adjusted, based on the straight-line expense of the leases acquired, resulting in a $0.04 million decrease for the nine months ended September 30, 2020 and a $1.3 million increase for the year ended December 31, 2019. The adjustment to rent expense is recognized in general and administrative, research and development, and selling and marketing based on ArcherDX’s historical expense allocation.

H.	To reflect the fair value of intangible assets acquired including in-process research and development (“IPR&D”), developed technology, trade names, and customer relationships.

IPR&D includes projects related to the development of two new technologies, valued at $192.6 million and $460.7 million, respectively. The estimated fair value of the IPR&D is determined using the multi-period excess earnings method which calculates the present value of the estimated revenues and net cash flows derived from the IPR&D once the technology is developed. IPR&D is an intangible asset classified as indefinite-lived until the completion or abandonment of the associated research and development effort and will be amortized over the estimated useful life which will be determined at the date each project is completed.

The developed technology is valued based on a multi-period excess earnings method which calculates the present value of the estimated revenues and net cash flows derived from the developed technology. The fair value of the trade names is based on the relief from royalty method which estimates the value of the trade names based on the hypothetical royalty payments that are saved by owning the asset. Customer relationships are valued using a with and without method which compares the cash flows of the customer relationships in place to those if the business had to rebuild the relationships.

The table below summarizes the fair values for each finite life intangible asset, the estimated useful life, and the impact to the pro forma condensed combined statements of operations (in millions, except years):

	Fair Value	Estimated Useful Life in Years	Nine months ended September 30, 2020	Year ended December 31, 2019	Income Statement Classification
Developed technology	$239.2	12	14.9	19.9	Cost of test and other revenue
Trade names	18.7	12	1.2	1.6	Selling and marketing
Customer relationships	13.6	12	0.9	1.1	Selling and marketing

Total	$271.5		$17.0	$22.6

Additionally, to reflect the elimination of historical ArcherDX intangible assets and the related amortization expense of $0.3 million in general and administrative expense for the nine months ended September 30, 2020 and $1.0 million in general and administrative expense for the twelve months ended December 31, 2019.

I.	To reflect estimated goodwill recognized from the merger, and the elimination of historical ArcherDX goodwill.

J.

To eliminate ArcherDX’s historical outstanding debt and debt-like items, including the historical loan outstanding, net of issuance costs of $61.6 million and other long-term liabilities of $90.1 million related to historical contingent consideration.

To also reflect the elimination of (i) historical interest expense for ArcherDX debt of $4.0 million for the nine months ended September 30, 2020 and $2.6 million for the year ended December 31, 2019; (ii) the elimination of changes in the fair value of the historical warrant liability of $1.5 million for the nine months ended September 30, 2020 and $1.6 million for the year ended December 31, 2019; and (iii) the elimination of changes in the fair value of the historical contingent consideration liability of $43.8 million for the nine months ended September 30, 2020 and $5.8 million expense for the year ended December 31, 2019. The ArcherDX debt was not assumed by Invitae.

K.

To adjust the assumed deferred revenue obligations to fair value of $3.6 million of which the total is presented as current. This resulted in an increase of $0.1 million to current deferred revenue and the elimination of noncurrent deferred revenue. The fair value was estimated based on the estimated costs to fulfill the remaining performance obligations plus a normal profit margin.

L.

To reflect the estimated fair value of the milestone awards issuable and cash payable to ArcherDX equity holders and certain ArcherDX option holders, without a continuing employment requirement, of $925.6 million and the accumulated deficit impact of $11.5 million for the non-recurring post-close compensation expense related to the accelerated vesting of ArcherDX equity awards. The $4.1 million of the liability is classified as current within accrued liabilities based on the payments to be made within 12 months with the remainder as noncurrent and recorded in other long-term liabilities.

M.

To reflect a net estimated $38.8 million increase in deferred tax liabilities as a result of the merger consisting of $215.8 million of deferred tax liabilities arising from estimated purchase adjustments in connection with the merger offset by an estimated $177.0 million decrease in the valuation allowance on Invitae’s deferred tax assets. Following the merger, ArcherDX and Invitae will file a consolidated federal tax return. As a result of the Tax Cuts and Jobs Act, federal net operating losses arising in 2018 and later years can only offset 80% of taxable income. As a result of the expected consolidated federal tax return filings, the deferred tax liabilities assumed in connection with the merger may serve as a source of income to support the realization of Invitae’s deferred tax assets. In order to estimate the decrease in the valuation allowance on Invitae’s deferred tax assets, Invitae has assumed that only 80% of the federal deferred tax liabilities assumed, or $177.0 million tax-effected, may serve as a source of income as the majority of the Invitae’s net operating loss (“NOL”) carryover deferred tax assets were generated in 2018 and later years.

N.

To reflect the warrant issued as part of the debt financing to the lender to purchase 1.0 million shares of Invitae common stock. The proceeds of the debt financing were allocated to the facility and the warrant using a relative fair value method. The fair value of the warrant issued was estimated by using a Black-Scholes model at $33.6 million which resulted in $27.0 million allocated to the warrant through a relative fair value allocation. Subsequent to the merger, the lender exercised the warrant and net share settled resulting in Invitae issuing 0.7 million shares of common stock.

O.	To reflect the issuance of 26.3 million shares of Invitae common stock in connection with the merger.

P.

To reflect the 3.7 million Invitae stock option awards, with an estimated fair value of $147.3 million based on Invitae’s closing share price as of October 2, 2020 less the exercise price, converted in connection with the merger and the impact to accumulated deficit for the non-recurring post-close compensation expense related to the accelerated vesting.

Q.	To eliminate ArcherDX’s historical equity including shares outstanding.

R.

To reflect the estimated post-combination expense related for consideration paid to ArcherDX stock option holders for meeting certain milestones and continuing employment. The estimated post-close expense will have a continuing impact to Invitae for a period longer than 12 months, will be recognized over the estimated period to achieve each milestone, and is allocated to each financial statement line item as follows (in millions):

	Nine months ended September 30, 2020	Year ended December 31, 2019
Cost of test and other revenue	$0.1	$0.1
Research and development expense	3.2	4.3
Selling & marketing expense	1.8	2.4
General & administrative expense	18.5	24.7

Total	$23.6	$31.5

S.

To reflect the additional 26.3 million shares of Invitae common stock issued, 3.7 million fully vested Invitae stock option awards converted as part of the merger, and 16.3 million shares of Invitae common stock issued as part of the equity financing. Potentially dilutive securities, consisting of the contingent consideration agreed to as part of the merger and warrants issued as part of the debt financing, were excluded from the calculation of diluted net loss per share because their effect would be antidilutive for all periods presented.

5.	Acquisition of Singular Bio and Pro Forma Adjustments

In June 2019, Invitae acquired 100% of the fully diluted equity of Singular Bio, a privately held company developing single molecule detection technology, for approximately $57.3 million, comprised of $53.9 million in the form of 2.5 million shares of Invitae common stock and the remainder in cash.

Prior to the acquisition, in September 2018 Invitae entered into a co-development agreement with Singular Bio whereby Invitae paid Singular Bio $3.0 million for a 12-month right of first refusal and an opportunity to conduct due diligence on its business. As of January 2019, Invitae made all required payments under the terms of this co-development agreement.

In connection with the acquisition, all of Singular Bio’s equity awards that were outstanding and unvested prior to the acquisition became fully vested per the terms of the Singular Bio merger agreement. The acceleration of vesting required us to allocate the fair value of the equity attributable to pre-combination service to the purchase price and the remaining was considered Invitae’s post-combination expense. Invitae recognized post-combination expense related to the acceleration of unvested equity of $3.2 million which was recorded as Invitae’s general and administrative expense during the year ended December 31, 2019.

The pro forma statement of operations for the acquisition of Singular Bio is as follows (in thousands):

	Singular Bio Historical (January 1, 2019 to June 19, 2019)	Pro Forma Adjustments	Note	Singular Bio Pro Forma
Revenue
Test revenue	—	—		—
Other revenue	—	—		—
Total revenue	—	—		—
Cost of revenue	—	—		—
Research and development	866	(39,104)	B	(38,238)
Selling and marketing	—	—		—
General and administrative	1,752	(7,187)	A,C,D	(5,435)
Loss from operations	(2,619)	46,291		43,673
Other income (expense), net	2,051	(2,025)	C	26
Interest expense	(744)	777	E	3
Net loss before taxes	(1,341)	45,043		43,702
Income tax benefit	—	3,950	F	3,950
Net loss	(1,341)	41,093		39,752
Net loss per share, basic and diluted
Shares used in computing net loss per share, basic and diluted		1,160	G	1,160

A.	To eliminate the nonrecurring post-combination expense of $3.2 million recorded due to the acceleration of unvested equity.
B.	To remove the $39.1 million of stock-based compensation related to the time-based restricted stock units (“RSUs”) and performance-based RSUs granted in connection with the Singular Bio acquisition.
C.

To eliminate the effects of the $3.0 million co-development agreement between Invitae and Singular Bio. Invitae recognized expense related to the co-development agreement from September 2018 through June 2019 through general and administrative expense with $2.0 million recognized during the six months ended June 30, 2019. This amount occurred prior to the close of the Singular Bio acquisition and therefore is added back to net income (loss). Singular Bio recognized other income (expense) related to this co-development agreement of $2.0 million during the six months ended June 30, 2019. As the other income related to this agreement would not have been recognized during this period had the acquisition closed on January 1, 2019 this adjustment reverses the other income recognized.

D.

To eliminate $2.0 million of nonrecurring transaction costs incurred by both Invitae and Singular Bio that were incurred during the year ended December 31, 2019 and were directly related to the acquisition of Singular Bio.

E.

To remove interest expenses related to the extinguishment of debt and debt-like items incurred by Singular Bio of $0.8 million during the year ended December 31, 2019. This debt was not assumed by Invitae in connection with the acquisition.

F.	To remove the income tax benefit recognized due to net deferred tax liabilities assumed in connection with the acquisition of Singular Bio.
G.	To reflect the 1.2 million adjustment to the weighted average of shares outstanding of Invitae common stock issued in connection with the acquisition of Singular Bio.

6.	Acquisition of Jungla and Pro Forma Adjustments

In July 2019, Invitae acquired 100% of the equity interest of Jungla, a privately held company developing a platform for molecular evidence testing in genes, for approximately $59.0 million, comprised of $44.9 million in the form of shares of Invitae common stock and the remainder in cash. Invitae agreed to pay a portion of the cash and issue approximately 0.2 million shares of Invitae common stock after a 12-month period, subject to a hold back to satisfy indemnification obligations that may arise.

As a part of the consideration, Invitae may be required to pay $10.7 million of contingent consideration based on the achievement of post-closing milestones contingent on the ongoing development, $9.6 million of which would be in the form of shares of Invitae common stock and the remainder in cash. The milestones are expected to be completed within two years. The material factors that may impact the fair value of the contingent consideration, and therefore, this liability, are the probabilities and timing of achieving the related milestones and the discount rate Invitae used to estimate the fair value. Significant changes in any of the probabilities of success would result in a significant change in the fair value, which will be estimated at each reporting date with changes reflected as a general and administrative expense.

In connection with the acquisition, a portion of Jungla’s equity awards that were outstanding and unvested prior to the acquisition became fully vested per the terms of the Jungla merger agreement. The acceleration of vesting required us to allocate the fair value of the equity attributable to pre-combination service to the purchase price and the remaining amount was considered Invitae’s post-combination expense. In July 2019, Invitae recognized post-combination expense related to the acceleration of unvested equity of $2.9 million, which was recorded as general and administrative expense.

The pro forma statement of operations for the acquisition of Jungla is as follows (in thousands):

	Jungla Historical (January 1, 2019 to July 16, 2019)	Pro Forma Adjustments	Note	Jungla Pro Forma
Revenue
Test revenue	—	—		—
Other revenue	—	—		—
Total revenue	—	—		—
Cost of revenue	—	2,403	C	2,403
Research and development	358	—		358
Selling and marketing	—	—		—
General and administrative	868	(3,809)	A,B	(2,941)
Loss from operations	(1,226)	1,406		180
Other income (expense), net	—	—		—
Interest expense	—	—		—
Net loss before taxes	(1,226)	1,406		180
Income tax benefit	—	8,750	D	8,750
Net loss	(1,226)	(7,344)		(8,570)
Net loss per share, basic and diluted
Shares used in computing net loss per share, basic and diluted		735	E	735

A.	To eliminate the $2.9 million post-combination compensation expense recognized due to the acceleration of Jungla’s equity awards.
B.	To eliminate $0.8 million of non-recurring transaction costs incurred by both Invitae and Jungla during the year ended December 31, 2019 and were directly related to the acquisition of Jungla.
C.

To reflect the additional amortization of the acquired developed technology of $2.4 million for the year ended December 31, 2019. As the primary use of the developed technology is to generate revenue, the amortization is presented as cost of revenue.

D.	To remove the income tax benefit recognized due to net deferred tax liabilities assumed in connection with the acquisition of Jungla.
E.	To reflect the 0.7 million adjustment to the weighted-average of shares outstanding of Invitae common stock issued in connection with the acquisition of Jungla.